PRESS RELEASE

Contact:      United Community Bancorp
              William F. Ritzmann, President and Chief Executive Officer
              (812) 537-4822

             UNITED COMMUNITY BANCORP REPORTS THIRD QUARTER RESULTS

Lawrenceburg, Indiana - April 24, 2009 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), today reported net income of $349,000, or $0.05 per diluted share, for the quarter ended March 31, 2009, compared to a net loss of $982,000, or ($0.13) per diluted share, for the quarter ended March 31, 2008. Net income for the nine months ended March 31, 2009 was $998,000, or $0.13 per diluted share, compared to a net loss of $1.4 million or ($0.18) per diluted share for the nine months ended March 31, 2008.

                                           STATEMENT OF OPERATIONS
                              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------------------------------------

                                             FOR THE THREE MONTHS ENDED           FOR THE NINE MONTHS ENDED
                                             3/31/2009        3/31/2008            3/31/2009      3/31/2008
                                             ---------        ---------            ---------      ---------
Interest income                                 $5,049           $5,272             $15,223        $16,423
Interest expense                                 1,774            2,871               6,173          8,934
                                              ---------        ---------           ---------      ----------
Net interest income                              3,275            2,401               9,050          7,489
Provision for loan losses                          664            2,030               1,395          3,700
                                              ---------        ---------           ---------      ----------
Net interest income after provision
    for loan losses                              2,611              371               7,655          3,789
Total non-interest income                          735              497               1,933          1,379
Total non-interest expense                       2,738            2,481               7,970          7,452
                                              ---------        ---------           ---------      ----------
Income (loss) before tax provision
  (benefit)                                        608           (1,613)              1,618         (2,284)
Income tax provision (benefit)                     259             (631)                620           (903)
                                              ---------        ---------           ---------      ----------
Net income (loss)                               $  349           $ (982)            $   998        $(1,381)
                                              ==========       =========           =========      ==========
 Basic earnings (loss) per share                  0.05            (0.13)               0.13          (0.18)
 Diluted earnings (loss) per share (1)            0.05            (0.13)               0.13          (0.18)

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(1) - DUE TO THE NET LOSS FOR THE THREE AND NINE MONTH PERIODS ENDED MARCH 31,
2008, NO ADJUSTMENTS WERE MADE FOR OUTSTANDING STOCK OPTIONS AND UNEARNED RESTRICTED SHARES AS SUCH EFFECT WOULD BE ANTI-DILUTIVE.

                                            UNITED COMMUNITY BANCORP

                                  SUMMARIZED STATEMENTS OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------
                                               (UNAUDITED)    (UNAUDITED) (UNAUDITED)                 (UNAUDITED)
                                                3/31/2009     12/31/2008   9/30/2008     6/30/2008     3/31/2008
                                                ---------     ----------   ---------     ---------     ---------
                                                             (AS OF EACH PERIOD, IN THOUSANDS)
ASSETS
Cash and cash equivalents                        $ 42,029      $ 19,824     $ 27,808      $ 35,710      $ 27,016
Investment securities                              58,325        41,614       36,948        38,227        36,033
Loans receivable, net                             278,184       288,349      287,486       284,352       291,490
                                                ---------     ----------   ---------     ---------     ---------
Other Assets                                       23,076        23,389       23,904        24,437        21,809
                                                ---------     ----------   ---------     ---------     ---------
TOTAL ASSETS                                     $401,614      $373,176     $376,146      $382,726      $376,348

LIABILITIES
Municipal Deposits                               $134,126      $116,343     $120,420      $127,545      $130,996
Other Deposits                                    204,959       194,372      193,879       193,229       187,004
FHLB Advances                                       4,083         4,333        4,583         4,833             0
                                                ---------     ----------   ---------     ---------     ---------
Other Liabilities                                   2,844         2,662        2,665         2,630         2,941
                                                ---------     ----------   ---------     ---------     ---------
TOTAL LIABILITIES                                 346,012       317,710      321,547       328,237       320,941

Total Stockholders' Equity                         55,602        55,466       54,599        54,489        55,407
                                                ---------     ----------   ---------     ---------     ---------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY         $401,614      $373,176     $376,146      $382,726      $376,348


                                      SUMMARIZED STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------
                                               (UNAUDITED)    (UNAUDITED) (UNAUDITED)                 (UNAUDITED)
                                                3/31/2009     12/31/2008   9/30/2008     6/30/2008     3/31/2008
                                                ---------     ----------   ---------     ---------     ---------
                                              (FOR THE THREE MONTHS ENDED, IN THOUSANDS EXCEPT PER SHARE DATA)

Interest Income                                  $  5,049      $  5,030     $  5,144      $  5,191      $  5,272
Interest Expense                                    1,774         2,091        2,308         2,419         2,871
                                                ---------     ----------   ---------     ---------     ---------
Net Interest Income                                 3,275         2,939        2,836         2,772         2,401

Provision for Loan Losses                             664           396          335         1,018         2,030
                                                ---------     ----------   ---------     ---------     ---------
Net Interest Income after Provision
    for Loan Losses                                 2,611         2,543        2,501         1,754           371
Total Non-Interest Income                             735           502          696           820           497
Total Non-Interest Expenses                         2,738         2,639        2,593         2,398         2,481
                                                ---------     ----------   ---------     ---------     ---------
INCOME BEFORE TAX PROVISION (BENEFIT)                 608           406          604           176        (1,613)
Income Tax Provision (Benefit) (1)                    259           144          217           250          (631)
                                                ---------     ----------   ---------     ---------     ---------
NET INCOME (LOSS)                                $    349      $    262     $    387          ($74)        ($982)
 Basic earnings (loss) per share (2)                 0.05          0.04         0.05         (0.01)        (0.13)
 Diluted earnings (loss) per share (3)               0.05          0.03         0.05         (0.01)        (0.13)


----------------------
(1) - THE INCOME TAX PROVISION OF $250,000 FOR THE THREE MONTHS ENDED JUNE 30, 2008 IS PRIMARILY THE RESULT OF A VALUATION ALLOWANCE OF $160,000 RELATED TO DEFERRED TAX ASSETS FOR CHARITABLE CONTRIBUTIONS.

(2) - FOR ALL PERIODS SHOWN, UNITED COMMUNITY MHC HAS HELD 4,655,200 SHARES OF OUTSTANDING COMMON STOCK. SINCE ITS INCEPTION, THE MHC HAS WAIVED RECEIPT OF QUARTERLY DIVIDENDS ON THE COMPANY'S COMMON STOCK.

(3) - DUE TO THE NET LOSS FOR THE THREE MONTH PERIODS ENDED JUNE 30, 2008 AND MARCH 31, 2008, NO ADJUSTMENTS WERE MADE FOR OUTSTANDING STOCK OPTIONS AND UNEARNED RESTRICTED SHARES AS SUCH EFFECT WOULD BE ANTI-DILUTIVE.

                                                (UNAUDITED)   (UNAUDITED)  (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
                                                                 FOR THE THREE MONTHS ENDED
                                                3/31/2009     12/31/2008   9/30/2008     6/30/2008     3/31/2008
                                                ---------     ----------   ---------     ---------     ---------
PERFORMANCE RATIOS:
Return on average assets (1)                        0.35%         0.27%        0.41%        (0.08%)       (1.02%)
Return on average equity (1)                        2.51%         1.91%        2.84%        (0.55%)       (6.75%)
Interest rate spread  (2)                           3.30%         3.03%        2.91%         2.84%         2.22%
Net interest margin  (3)                            3.50%         3.28%        3.18%         3.15%         2.62%
Noninterest expense to average assets (1)           2.76%         2.76%        2.72%         2.51%         2.57%
Efficiency ratio  (4)                              68.28%        76.69%       73.41%        66.78%        85.61%
Average interest-earning assets to
     average interest-bearing liabilities         110.51%       110.47%      110.30%       110.29%       112.87%
Average equity to average assets                   14.00%        14.33%       14.30%        14.41%        15.08%

CAPITAL RATIOS:
Tangible capital                                   12.69%        13.58%       13.34%        13.00%        13.26%
Core capital                                       12.69%        13.58%       13.34%        13.00%        13.26%
Total risk-based capital                           20.07%        20.02%       20.64%        20.51%        19.85%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent
   of total loans                                   2.56%         1.96%        2.17%         2.62%         4.38%
Allowance for loan losses as a percent
   of total loans                                   1.78%         1.26%        1.36%         1.62%         2.05%
Allowance for loan losses as a percent
   of nonperforming loans                          59.65%        64.53%       62.65%        61.98%        46.74%
Net charge-offs to average outstanding
   loans during the period (1)                      0.07%         0.85%        0.66%         3.65%         0.29%

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(1)  Quarterly income and expense amounts used to calculate ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents other expense divided by the sum of net interest income and other income.


FOR THE THREE MONTHS ENDED MARCH 31, 2009:

Net interest income increased $874,000, or 36.4%, in the quarter ended March 31, 2009, as compared to the prior year quarter. This increase is due to an increase in the net interest margin from 2.62% to 3.50%, primarily caused by a decrease in the average rate paid on interest bearing liabilities from 3.54% to 2.10%, partially offset by a decrease in the average rate on interest earning assets from 5.76% in the prior year quarter to 5.40% in the current year quarter. The decrease in rates in the current year quarter has been driven by decreases in market interest rates.

Noninterest income increased $238,000, or 47.9%, for the quarter ended March 31, 2009, compared to the prior year quarter. The increase in noninterest income was the result of an increase of $281,000 in gain on sale of loans and an increase of $50,000 in recoveries from charged off loans, partially offset by a decrease of $88,000 in other income in the quarter ended March 31, 2009. The increase in gain on sale of loans is attributable to decreases in market interest rates, which caused an increase in refinancing of residential mortgage loans into lower fixed rate mortgage loans that have been sold to Freddie Mac for a gain. The increase in recoveries from charged-off loans is the result of a recovery on one loan after the loan had been charged-off in the current year. The decrease in other income is attributable to a decrease in loan servicing fees. The decrease in loan servicing fees is the result of early payoffs taking place as a result of the previously mentioned refinancing of residential mortgage loans.

Noninterest expense increased $257,000, or 10.4%, for the quarter ended March 31, 2009, compared to the prior year quarter. The increase is the result of an increase in the FDIC insurance premium of $57,000, and an increase in the provision for loss on other real estate owned of $168,000. The increase in the FDIC insurance premium is the result of credits for premiums no longer being available that were utilized in the prior year quarter. The increase in the provision for loss on other real estate owned is the result of the economic recession negatively impacting the market value of other real estate owned by the Bank.

The provision for loan losses was $664,000 for the quarter ended March 31, 2009 compared to $2.0 million for the quarter ended March 31, 2008. The provision in the current year quarter is due to an increase of $1.5 million in nonperforming loans, compared to the increase to the provision in the prior year that was due to an increase of $3.8 million in nonperforming loans.

FOR THE NINE MONTHS ENDED MARCH 31, 2009:

Net interest income increased $1.6 million, or 20.8%, in the nine months ended March 31, 2009, as compared to the same period in the prior year. This increase is largely due to an increase in the net interest margin from 2.76% to 3.30%. The increase in the net interest margin is the result of a decrease in the average interest rate paid on interest bearing liabilities from 3.75% to 2.48%, partially offset by a decrease in the average rate of interest earning assets from 6.05% to 5.55%. The decrease in rates has been driven by decreases in market interest rates in the current year.

Noninterest income increased $554,000, or 40.2%, for the nine months ended March 31, 2009, compared to the same period in the prior year. The increase is due to an increase in service charge income of $377,000, an increase in gain on sale of loans of $302,000, an increase in recoveries from charged-off loans of $50,000, and an increase in interest income from Bank owned life insurance of $31,000, partially offset by an increase in loss on sale of investments of $92,000, and a decrease in other income of $114,000. The increase in service charge income is the result of increased fees from customer account fee and transaction fee programs that were implemented in 2008. The increase in gain on sale of loans is attributable to decreases in market interest rates causing an increase in refinancing of residential mortgages into lower fixed rates that are sold to Freddie Mac. The increase in recoveries from charged-off loans is the result of a recovery on one loan after the loan had been charged-off in the current year. The increase in interest income on Bank owned life insurance is a result of an increased principal balance in the current year with increased returns on investment. The loss on sale of investments is attributable to the sale of mutual funds that were invested in private label and government agency mortgage-backed securities. The market value of these securities has been negatively impacted by the deterioration in the credit markets and management has decided to exit the investment in this security within the parameters of the redemption in kind provision to reduce any further losses. The decrease in other income is attributable to incurring expenses against loan servicing fees as a result of the early payoffs of residential mortgage loans related to refinancing activity that has increased due to the recent decrease in market interest rates.

Noninterest expense increased $518,000, or 7.0%, for the nine months ended March 31, 2009, compared to the same period in the prior year. The increase in noninterest expense is due to an increase of $106,000, in premises and occupancy expense, an increase of $168,000 in deposit insurance premium, an increase of $168,000, in provision for loss on the sale of other real estate owned, and an increase of $260,000 in other expense, partially offset by a decrease of $235,000 in employee compensation and benefits. The increase in premises and occupancy expense is due to increased depreciation expenses after branch remodeling that has been done in the current year and increased energy costs from the same period in the prior year. The increase in the deposit insurance premium is the result of credits that were available and utilized in the prior year, no longer being available in the current year, increasing the costs of the premiums paid. The increase in the provision for loss on the sale of other real estate owned is the result of the economic recession negatively impacting the market value of real estate owned by the Bank. The increase to other expense is primarily due to the cost of maintaining and restoring other real estate owned by the Bank to a sellable condition.

 The provision for loan losses was $1.4 million for the nine months ended March 31, 2009, compared to $3.7 million for the same period in the prior year. The decrease in the provision for the current period compared to the prior period reflects the decrease of nonperforming loans from $7.5 million at June 30, 2008 to $7.1 million at March 31, 2009, compared to the increase of nonperforming loans from $3.2 million at June 30, 2007 to $12.8 million at March 31, 2008. Although nonperforming loans decreased during the nine months ended March 31, 2009, current economic conditions have required an increase to the general provision in the nine months ended March 31, 2009, when compared to increases made to the general provision in the same period in the prior year.

As disclosed above, nonperforming loans decreased from $7.5 million at June 30, 2008 to $7.1 million at March 31, 2009. Included in nonperforming loans at March 31, 2009 are two loans categorized as troubled debt restructurings. Management has reduced the carrying value of these loans to their fair market value, and does not anticipate any additional material losses or write-downs related to these loans. Other nonperforming assets (comprised exclusively of real estate owned ("REO") at March 31, 2009) decreased to $2.7 million at March 31, 2009 from $2.9 million at June 30, 2008. Included in REO at March 31, 2009 are three properties. The Bank is actively working to sell all of the assets in REO, and continues to maintain and operate the properties and monitor their value based upon current market conditions. At March 31, 2009, $176,000 was reserved for losses on the sale of REO.

Total assets were $401.6 million at March 31, 2009, compared to $382.7 million at June 30, 2008. The increase is primarily due to a $ 6.3 million increase in cash and a $20.1 million increase in investments, partially offset by a $6.2 million decrease in net loans receivable. The increase in cash was caused by an increase in deposits. The increase in investments is the result of the purchase of $20.0 million in callable agency securities. The decrease in net loans receivable is the result of customers refinancing residential mortgage loans into lower fixed rate mortgage loans that are being sold to Freddie Mac. Total liabilities were $346.0 million at March 31, 2009, compared to $328.2 million at June 30, 2008. The increase in total liabilities is primarily due to an increase of $18.3 million in deposits in the current year, partially offset by a decrease of $750,000 in advances from the Federal Home Loan Bank. The increase in deposits is due to an increase in municipal deposits of $6.6 million and due to increased marketing efforts and customers preferring to invest in FDIC insured products in the current economic climate. Total stockholders' equity was $55.6 million at March 31, 2009, compared to $54.5 million at June 30, 2008. The increase in stockholders' equity is attributable to $998,000 in net income, a $665,000 increase in unrealized gains on securities available for sale, partially offset by a decrease of $1.2 million in additional paid-in capital, a decrease of $1.7 million in shares purchased for stock plans, an increase of $259,000 in treasury shares, and $775,000 in dividends paid to shareholders. The increase in unrealized gains on securities available for sale is attributable to the impact of falling market interest rates on securities held at higher fixed rates. The decrease in additional paid-in capital and shares purchased for stock plans is attributable to the continued amortization of the stock benefit plans. The increase in treasury shares is attributable to the purchase of 34,661 shares during the nine months ended March 31, 2009 at a weighted average price of $5.48 per share.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, or its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual
           -----------
results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.